EXHIBIT C
                                CSW Energy, Inc.
                        Intercompany Service Transactions
                     For the Six Months Ended June 30, 1997
                                   (Unaudited)



              Name                      Type of Service                 Amount
-------------------------------   -------------------------------     ----------

Central and South West            Salaries, overheads, and travel    $1,510,089
Services, Inc. (Wholly owned      in support of CSW Energy, Inc.
subsidiary of Central and South   projects.
West Corporation)

Central Power and Light Company   Salaries, overheads, and travel        29,067
(Wholly owned subsidiary of in    CSW Energy, Inc.
support of Central and South      projects.
West Corporation)

Central and South West            Net Interest on cash advances         616,599
Corporation (Parent)              provided to CSW Energy, Inc.